PSINET INC.
                            510 HUNTMAR PARK DRIVE
                            HERNDON, VIRGINIA 20170




                                                           January 12, 1998


                              IMPORTANT REMINDER


Dear Shareholder:

      We are writing to remind you to vote, if you have not already done so, your proxy in connection with the Special Meeting of Shareholders (the "Special Meeting") of PSINet Inc. ("PSINet" or the "Company") to be held on Friday, January 23, 1998. We have enclosed an additional proxy card for your convenience. If you have not already voted, please sign, date and return your proxy in the envelope provided. You need not send another proxy if you have already voted unless you wish to change your vote. NO MATTER HOW MANY SHARES OF COMMON STOCK OF THE COMPANY YOU OWN, YOUR VOTE IS IMPORTANT.

      At the Special Meeting, as described in the Proxy Statement relating to the Special Meeting previously furnished to you (the "Proxy Statement"), you are being asked to vote upon a proposal to approve the issuance to IXC Internet Services, Inc. ("IXC") of common stock of the Company in excess of 20% of the number of shares of common stock outstanding before such issuance in consideration for the acquisition by the Company of certain noncancellable indefeasible rights of use in up to 10,000 equivalent route miles of OC-48 bandwidth in portions of IXC's fiber optic telecommunications system (the "IRUs") pursuant to an IRU and Stock Purchase Agreement dated as of July 22, 1997 between the Company and IXC, as amended (the "Purchase Agreement").
PSINET BELIEVES THAT ITS ACQUISITION OF THE IRUS IS ESSENTIAL TO MAINTAIN ITS STRATEGIC POSITION AS THE WORLD'S LARGEST INDEPENDENT, FACILITIES-BASED INTERNET SERVICE PROVIDER. Since the Company's announcement of the transaction with IXC, three competitors of the Company have announced their intent to acquire similar bandwidth and facilities from other telecommunications companies.

      In addition, as described in the Proxy Statement, you are being asked to vote upon a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock and common stock. PSINET BELIEVES THAT HAVING THESE ADDITIONAL SHARES AVAILABLE IS ESSENTIAL TO GIVE IT THE FLEXIBILITY TO ENGAGE IN POTENTIAL FUTURE TRANSACTIONS INVOLVING ISSUANCES OF COMMON STOCK AS WELL AS TO HAVE AVAILABLE A REASONABLE NUMBER OF ADDITIONAL SHARES FOR ISSUANCE TO IXC IN CONNECTION WITH THE COMPANY'S CONTINGENT OBLIGATION TO IXC UNDER THE PURCHASE AGREEMENT, TO THE EXTENT IT BECOMES PAYABLE (AS DESCRIBED IN THE PROXY STATEMENT).

      PSINET'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR BOTH OF THESE PROPOSALS.

      Subsequent to mailing the Proxy Statement, the Company revised the terms of its proposed acquisition of iSTAR internet inc. ("iSTAR") from those which were described in the Proxy Statement under "Management's Discussion and Analysis of Financial Condition -- International Operations." Under the revised terms, the Company has commenced an all-cash offer for all of the shares of iSTAR for Cdn.$0.75 (US$0.52) per share, or approximately US$16.6 million, plus net liabilities assumed of approximately US$5.0 million and transaction expenses currently estimated to be approximately US$1.4 million. The original terms of the transaction with iSTAR had provided for the acquisition of the shares of iSTAR for Cdn.$1.206 (US$0.84) per share, or approximately

US$26.4 million, plus net liabilities assumed and transaction expenses, pursuant to a plan of arrangement under Canadian law which, among other things, would have required the issuance of shares of preferred stock to the holders of iSTAR common shares exchangeable into shares of the Company's common stock.
The Company presently is seeking to enter into financing arrangements to fund the iSTAR acquisition. In the event financing arrangements are not completed prior to completion of the offer to purchase iSTAR common shares, the Company intends to use its existing cash to fund the acquisition pending completion of such arrangements. Although there can be no assurance that this transaction will be completed, the Company presently expects that the iSTAR transaction will be completed on or about January 30, 1998, subject to extension in accordance with the terms of PSINet's agreement with iSTAR. Amounts expressed in this paragraph in U.S. dollars are based upon an assumed exchange rate of Cdn.$1.43 : US$1.00.

      The modified terms of the Company's acquisition of iSTAR are described in greater detail in the Company's Form 8-K dated January 7, 1998 (the "Form 8-K"), which also contains pro forma financial information giving effect to each of (i) the modified terms of the Company's proposed acquisition of iSTAR and
(ii) the transactions with IXC contemplated by the Purchase Agreement. The Form 8-K is incorporated by reference in the Proxy Statement and the information contained therein supersedes the description of the Company's proposed acquisition of iSTAR contained in the Proxy Statement under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- International Operations" and the information contained in the Proxy Statement under "Pro Forma Financial Information." A copy of the Form 8-K may be obtained by shareholders, without charge, on the Internet at the Securities and Exchange Commission's Web site (at http://www.sec.gov) or upon written or oral request directed to PSINet Inc. at 510 Huntmar Park Drive, Herndon, Virginia 20170, Attention: Investor Relations (telephone number (703) 904-4100, ext. 1245).

      These proposals and the risks relating to the transaction with IXC are explained in greater detail in the Proxy Statement. If you need another copy of the Proxy Statement or have any questions about these proposals or how to vote your shares at the Special Meeting, please call MacKenzie Partners, Inc., the Company's proxy solicitation agent, toll free at (800) 322-2885 or collect at (212) 929-5500.

      YOUR VOTE IS IMPORTANT AND TIME IS OF THE ESSENCE. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, UNLESS YOU HAVE ALREADY RETURNED YOUR PROXY, PLEASE TAKE THE TIME TODAY TO SIGN, DATE AND MAIL THE ENCLOSED DUPLICATE PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

      Your prompt attention to this matter is greatly appreciated.

                                    Very truly yours,



                                    William L. Schrader
                                    CHAIRMAN, PRESIDENT AND
                                     CHIEF EXECUTIVE OFFICER